Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

This AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into by and between Buyer and Seller as of the 3rd day of May, 2012 (“Effective Date”).

R E C I T A L S:

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Buyer desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Buyer to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

BASIC INFORMATION

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1 Seller: DUNE-WESTCORE GBP, LLC, a Delaware limited liability company.

1.1.2 Buyer: TERRENO REALTY, LLC, a Delaware limited liability company.

1.1.3 Purchase Price: $52,400,000.

1.1.4 Earnest Money: $500,000 (the “Earnest Money”), to be deposited in accordance with Section 3.1 below, plus interest thereon, pursuant to Section 3.1. An additional $500,000 (the “Additional Earnest Money”) to be deposited in accordance with Section 3.2, plus interest thereon, pursuant to Section 3.1.

1.1.5 Title Company:	First American Title Insurance Company 4380 La Jolla Village Drive, Suite 110 San Diego, CA 92122
Attention: Skip Santy
Trixy Brown
Telephone: (858) 410-2155
Facsimile: (619) 330-2564

and

First American Title Insurance Company
633 Third Avenue New York, NY 10017 Attention: Ms. Serena P. Lang
Telephone: (212) 850-0693 Facsimile: (212) 331-1564

1.1.6 Escrow Agent:	First American Title Insurance Company National Commercial Services 633 Third Avenue
New York, NY 10017 Attention: Ms. Adrienne Golenko Telephone: (212) 850-0605
Facsimile: (212) 331-1403

and

First American Title Insurance Company 4380 La Jolla Village Drive, Suite 110 San Diego, CA 92122
Attention: Ms. Kate MacAllister Ms. Meg Kilfoil
Telephone: (858) 410-3888
Facsimile: (858) 410-3900

1.1.7 Broker:	CBRE, Inc. 4141 Inland Empire Blvd., Suite 100 Ontario, CA 91764
Attention: Ms. Darla Longo
Telephone: (909) 418-2105
Facsimile: (909) 418-2210

1.1.8 Effective Date: The date set forth in the introductory paragraph above.

1.1.9 Title and Survey Review Period: The period beginning on April 20, 2012 and ending on May 11, 2012.

1.1.10 Inspection Period: The period beginning on April 20, 2012 and ending on May 21, 2012.

1.1.11 Closing Date: The date which is May 30, 2012.

1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
PTR required to be delivered pursuant to Section 5.1	Seller

Premium for CLTA Standard Coverage Owner’s Policy of Title Insurance required to be delivered pursuant to Section 5.5	Seller

Premium for any costs of Title Policy attributable to ALTA Extended Coverage and any endorsements desired by Buyer, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Buyer

Costs of the Survey and any revisions, modifications or recertifications thereto	Buyer

Recording Fees	Buyer

Any City and/or county documentary transfer taxes	Seller

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	In accordance with the custom in Los Angeles County

Real Estate Sales Commission to Broker	Seller

All other closing costs, expenses, charges and fees	In accordance with the custom in Los Angeles County

1.3 Notice Addresses:

Buyer:	Seller:

TERRENO REALTY, LLC

16 Maiden Lane, Fifth Floor

San Francisco, CA 94108

Attn: John Meyer

Phone: (415) 655-4580

Fax: (415) 855-4599

Copy to:

Starr Finley LLP

One California Street, Suite 300

San Francisco, CA 94111-5405

Attn: Eric C. Starr, Esq.

Phone: (415) 658-0800

Fax: (415) 399-1407

Dune-Westcore GBP, LLC

c/o Westcore Properties, LLC

4435 Eastgate Mall, Suite 300

San Diego, CA 92121

Attn: Mr. Donald Ankeny

Phone: (858) (858) 625-4100

Fax: (858) (858) 678-0060

                    and

Westcore Properties, LLC

4435 Eastgate Mall, Suite 300

San Diego, CA 92121

Attn: Ms. Diane Robertson

Phone: (858) 625-4100

Fax: (858) 678-0060

Copies to:

Dune Real Estate Partners LP 623 Fifth Avenue, 30th Floor New York, NY 10022 Attn: Mr. Russell Gimelstob Phone: (212) 301-8345 Fax: (212) 301-8357 and
Teel & Roeper, LLP 11455 El Camino Real, Suite 300 San Diego, CA 92130 Attn: Dean E. Roeper, Esq. Phone: (858) 794-2900 Fax: (858) 794-2909

ARTICLE 2

PROPERTY

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land more particularly described on Exhibit A attached hereto (the “Land”), together with (i) all improvements located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (iii) all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land. The Land together with (i)-(iii) above are hereinafter collectively referred to as the “Real Property”. As used herein, (a) Land shall mean each Land individually or all of the Land collectively, as the context may require, and (b) Real Property shall mean each Real Property individually or all of the Real Property collectively, as the context may require.

2.1.2 Leases. All of Seller’s right, title and interest in all leases of the Real Property, including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (collectively, the “Leases”).

2.1.3 Tangible Personal Property. All of Seller’s right, title and interest in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants or licensees at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, in all intangible personal property related to the Real Property and the Improvements, including, without limitation, all to the extent assignable: all trade names and trade marks associated with the Real Property and the Improvements, including the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any; warranties, if any; contract rights related to the construction, operation or management of the Real Property, if any (collectively, the “Service Contracts”) (but Seller’s right, title and interest therein shall only be assigned to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to this Agreement); all license agreements with respect to the Real Property (collectively, the “License Agreements”); governmental permits, approvals and licenses, if any; and telephone exchange numbers (collectively, the “Intangible Personal Property”).

2.1.5 Security Deposits. All of Seller’s right, title and interest in and to all refundable security deposits of tenants and licensees of the Real Property held and not applied by Seller (collectively, the “Security Deposits”).

ARTICLE 3

EARNEST MONEY

3.1 Deposit and Investment of Earnest Money. Within one (1) business day after the Effective Date, Buyer shall deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest bearing accounts for the benefit of Buyer and satisfactory to Seller and Buyer, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Buyer accepts all risks with regard to such account.

3.2 Increase in Earnest Money. Provided Buyer has not elected to terminate this Agreement in accordance with Section 4.5 below, within one (1) business day after expiration of the Inspection Period, Buyer shall deposit the Additional Earnest Money with Escrow Agent, and such Additional Earnest Money shall be deemed part of the “Earnest Money” for all purposes hereunder.

3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Buyer fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Buyer, in which event the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Buyer elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.5, Escrow Agent shall pay the entire Earnest Money (including any accrued interest) to Buyer within one (1) business day following receipt of the Due Diligence Termination Notice from Buyer (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Buyer by Escrow Agent if Buyer terminates this Agreement pursuant to Section 4.5, and Escrow Agent receives written notice thereof prior to the expiration of the Inspection Period. In the event of a termination of this Agreement by either Seller or Buyer for any reason other than pursuant to Section 4.5, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the fifth (5th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4

DUE DILIGENCE

4.1 Due Diligence Materials. Prior to execution of this Agreement, Seller delivered to Buyer and Buyer received copies of those documents listed on Exhibit B attached hereto (“Property Information”). In addition, during the Inspection Period and following at least twenty-four (24) hours’ prior written notice from Buyer, Seller agrees to allow Buyer, its members, consultants, authorized agents or representatives, at Buyer’s expense, to inspect at the Real Property and make copies of any other documents and property records (other than the Excluded Documents, as defined below) relating exclusively to the ownership, operation and maintenance of the Property, but only if and to the extent such documents and property records are in Seller’s possession or readily available to Seller (“Additional Property Information”). All of such Property Information and Additional Property Information delivered to, made available to, copied and/or reviewed by Buyer pursuant to this Section 4.1 (including all Leases, Service Contracts and License Agreements) shall sometimes be referred to collectively herein as the “Property Documents”. Notwithstanding anything in this Section 4.1 to the contrary, Seller shall have no obligation to make available to Buyer, and Buyer shall have no right to inspect or make copies of, any of the Excluded Documents. As used herein, “Excluded Documents” shall mean any documents involving either Seller’s financing or refinancing of the Property, any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property (other than documents pertaining to the physical or environmental condition of the Real Property), any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers (other than documents relating to the physical or environmental condition of Real Property), any third party purchase inquiries and correspondence, appraisals of the Property, internal budgets or financial projections, Seller’s entity documentation, and any other internal documents (other than documents consisting of correspondence or notices to and from the tenants or licensees or documents relating to the physical or environmental condition of Real Property).

4.2 Natural Hazard Disclosure. Buyer and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer and Seller acknowledge that they have employed the services of JCP-LGS or First American Natural Hazard Disclosures (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations with respect to the natural hazards referred to above and to report the results of its examination to Buyer and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing (or earlier termination of this Agreement), Buyer shall have reasonable access to the Real Property at all reasonable times during normal business hours, upon appropriate notice to tenants and licensees as permitted or required under the Leases and License Agreements, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Buyer must give Seller twenty-four (24) hours’ prior telephone or written notice of any such inspection or test and provide Seller with reasonable opportunity to have its representatives present, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (ii) prior to entering the Property or performing any inspection or test, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer and its contractors, agents and representatives have in place reasonable amounts of comprehensive general liability insurance and workers compensation insurance for its activities on the Real Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Buyer, its contractors, agents and representatives on the Real Property, which insurance shall name Seller as additional insureds thereunder, and (iii) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in Section 4.12 below. Buyer shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.8 hereof, Buyer or Buyer’s representatives may meet with any tenant or licensee; provided, however, Buyer must contact Seller at least forty-eight (48) hours in advance by telephone or fax to inform Seller of Buyer’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.8 hereof, Buyer or Buyer’s representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Buyer must contact Seller at least forty-eight (48) hours in advance by telephone or fax to inform Seller of Buyer’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

4.4 Estoppel Certificates. Seller shall obtain and deliver to Buyer, at least five (5) days prior to the expiration of the Inspection Period, a tenant estoppel certificate from tenants occupying 10,000 square feet or more of floor area, substantially in the form of Exhibit H attached hereto; provided, however, if any Lease has attached to it a form of estoppel certificate for which a Tenant has previously agreed to provide, then the form of such estoppel certificate to be delivered pursuant to this Section 4.4 shall be in the form attached to the such Lease. In the event Seller is unable to obtain such tenant estoppel certificates or Buyer is not satisfied, in Buyer’s sole and absolute discretion, with the tenant estoppel certificates delivered or any revisions, changes or additions thereto made by the tenants, Buyer may elect to terminate this Agreement by giving the Due Diligence Termination Notice described in Section 4.5 on or before the last day of the Inspection Period. Buyer shall have two (2) business days from the receipt of an executed estoppel certificate to notify Seller of any objections Buyer has to any revisions, changes or additions made thereto by a tenant. In the event Buyer fails to notify Seller of any objections within the aforementioned two (2) business days, the executed estoppel certificate, including any and all revisions, changes or addition shall be deemed to have been approved by Buyer. Seller shall not be obligated to expend any funds in connection with obtaining any such tenant estoppel certificate, and the failure of Seller to obtain any such tenant estoppel certificate shall not be a breach or default hereunder so long as Seller makes good faith efforts to obtain the same; provided, in the event that Seller is unable to obtain an Estoppel Certificate from any tenant after the exercise of commercially reasonable efforts, Seller shall execute and deliver to Buyer, at least three (3) days prior to the Closing Date, Seller’s Certificate for the Lease for which the Estoppel Certificate was not obtained, reflecting and certifying the information in the form attached as Exhibit I (“Seller Estoppel Certificate”) and the same shall be deemed to satisfy the obligations of Seller in Section 4.4 and the delivery condition of Section 7.3.6. The representations of Seller in any Seller Estoppel Certificate shall survive Close of Escrow for six (6) months.

4.5 Due Diligence Review/Termination Right. Buyer shall have through the last day of the Inspection Period in which to (i) examine, inspect, and investigate the Property Documents and the Property and, in Buyer’s sole and absolute judgment and discretion, determine whether the Property (including the condition of title to the Real Property, as described in Section 5.3) is acceptable to Buyer, (ii) obtain all necessary internal approvals, and (iii) satisfy all other contingencies of Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer may approve the condition of the Property by giving written notice of to Seller and Escrow Agent (the “Due Diligence Approval Notice”) on or before 5:00 p.m., Pacific Time, on the last day of the Inspection Period, and in such event, Buyer shall be deemed to have approved the Property Documents and waived its right to terminate this Agreement pursuant to Section 4.4, Section 5.3 and this Section 4.5, and Buyer shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important. If Buyer does not timely deliver a Due Diligence Approval Notice, this Agreement shall terminate and be of no further force or effect without further liability of the parties, and Seller will promptly direct Escrow Agent to return the Earnest Money then on deposit, plus any accrued interest, to Buyer within three (3) days of the termination.

4.6 Return of Documents and Reports. If this Agreement terminates for any reason other than Seller’s default hereunder, Buyer shall promptly return and/or deliver to Seller all Property Documents and copies thereof. Additionally, if this Agreement terminates for any reason other than Seller’s default, then, at the written request of Seller, Buyer shall deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Buyer in connection with its due diligence review of the Property, and Seller shall reimburse Buyer for all actual costs incurred by Buyer for such Reports. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Buyer’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.7 Service Contracts. On or prior to the last day of the Inspection Period, Buyer will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Buyer requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee, unless Buyer agrees in writing to pay such penalty or fee. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Buyer must assume the obligations arising from and after the Closing Date under those Service Contracts (i) that Buyer has agreed to assume, or that Buyer is obligated to assume pursuant to this Section 4.7, and (ii) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.

4.8 Proprietary Information; Confidentiality. Buyer acknowledges that the Property Documents are proprietary and confidential and will be delivered to Buyer or made available for Buyer’s review solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Buyer shall not disclose the contents of the Property Documents to any person other than to those persons who are responsible for determining the feasibility of Buyer’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). At any time and from time to time, within two (2) business days after Seller’s request, Buyer shall deliver to Seller a list of all parties to whom Buyer has provided any Property Documents or any information taken from the Property Documents. Buyer shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.8. In permitting Buyer to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

4.9 No Representation or Warranty by Seller. Buyer acknowledges that, except as expressly set forth in this Agreement, Seller has not made nor makes any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Buyer further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Buyer. Buyer shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents or making the same available for Buyer’s review solely as an accommodation to Buyer and as a condition of this Agreement.

4.10 Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Buyer and its agents and representatives shall: (i) not disturb the tenants or licensees or interfere with their use of the Property pursuant to their respective Leases and License Agreements; (ii) not interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any tenant, licensee or other third party; (iv) not injure or otherwise cause bodily harm to Seller or its respective agents, guests, invitees, contractors and employees or any tenants or licensees or their respective guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained by Buyer prior to Closing concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.8 above, or except as may be otherwise required by law.

4.11 Buyer’s Agreement to Indemnify. Buyer indemnifies, defends and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Buyer’s inspections or tests of the Property or any violation of the provisions of Sections 4.3, 4.8 and 4.10; provided, however, the indemnity shall not extend to protect Seller from any pre existing liabilities for matters merely discovered by Buyer (e.g., latent environmental contamination) so long as Buyer’s actions do not aggravate any pre existing liability of Seller. Buyer also indemnifies and holds any tenant and licensee harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant or licensee may suffer or incur due to Buyer’s breach of its obligation under Section 4.8 above to maintain the confidential nature of any Property Documents or other information relative to such tenant or licensee. Buyer’s obligations under this Section 4.11 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5

TITLE AND SURVEY

5.1 Title Report. Prior to execution of this Agreement, Seller or the Title Company delivered to Buyer, and Buyer received: (i) a current title report for a CLTA standard coverage owner’s policy on the Title Company’s most current form (the “PTR”) issued by the Title Company, and (ii) copies of all documents of record referred to in the PTR as exceptions to title to the Real Property (“Title Documents”).

5.2 New or Updated Survey. Buyer may, at its sole cost and expense, elect to obtain a new survey or revise, modify, or re certify an existing survey (collectively, the “Survey”) as necessary in order for the Title Company to delete the survey exception from the PTR or to otherwise satisfy Buyer’s objectives; provided, however, in no event shall the issuance and/or receipt of such Survey be a condition precedent to, or delay, Closing.

5.3 Title Review. During the Title and Survey Review Period, Buyer shall review title to the Real Property as disclosed by the PTR and the Survey. All matters shown in the PTR, the Title Documents and the Survey (if any) which are not objected to by Buyer by delivery of written notice thereof (“Buyer’s Title Objection Notice”) to Seller on or before the end of the

Title and Survey Review Period shall be conclusively deemed to be accepted by Buyer. If Buyer timely delivers to Seller Buyer’s Title Objection Notice prior to the end of the Title and Survey Review Period specifying Buyer’s objection to any title exception pertaining to the Real Property shown in the PTR, the Title Documents and the Survey (if any) (each a “Title Objection” and collectively the “Title Objections”), Seller may, but shall not be obligated to, eliminate or cure (by title endorsement from the Title Company or otherwise) some or all of such Title Objections; provided, however, if Seller is able and willing to eliminate or cure some or all of such Title Objections, Seller shall notify Buyer in writing within five (5) business days after the end of the Title and Survey Review Period (“Seller’s Notice Period”) of those Title Objections Seller intends to eliminate or cure (said notice hereinafter called “Seller’s Title Notice”) and in which case the elimination or curing by Seller of the Title Objections specified by Seller for cure or elimination in Seller’s Title Notice shall be a condition to Buyer’s obligation to consummate the transaction contemplated hereunder. If Seller does not deliver Seller’s Title Notice to Buyer within Seller’s Notice Period, Buyer is deemed to be notified that Seller is unable or unwilling to eliminate or cure the Title Objections. If Seller (i) does not timely deliver Seller’s Title Notice or (ii) notifies or is deemed to have notified Buyer that Seller is unable or unwilling to cure any particular Title Objection, Buyer shall be deemed to have not waived those Title Objections which Seller is unable or unwilling to eliminate or cure unless on or before the end of the Inspection Period, Buyer delivers to Seller and Escrow Agent Buyer’s Due Diligence Approval Notice approving this Agreement pursuant to Section 4.5. Notwithstanding anything herein to the contrary, if Buyer’s right to terminate this Agreement pursuant to the foregoing provisions of this Section 5.3 has not expired prior thereto, it shall expire upon expiration of the Inspection Period. Notwithstanding the foregoing provisions of this Section 5.3 to the contrary, Buyer and Seller acknowledge that although Seller has no obligation (unless specifically set forth in Seller’s Title Notice) to cure any title matters, subject to Buyer’s full performance under this Agreement, Seller does agree to deliver title to the Real Property at Closing free and clear of liens of the deeds of trust and/or mortgages created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose). Notwithstanding, in no event shall Buyer be deemed to approve any mechanics’ liens (not caused by Buyer), tax liens, judgment liens, and other monetary liens and financial encumbrances which encumber the Property, other than the lien for any non-delinquent real and personal property taxes and assessments, all of which shall be paid by Seller at or prior to Closing

5.4 Permitted Exceptions. The term “Permitted Exceptions” shall mean: the specific exceptions listed in the PTR and approved, or deemed approved, by Buyer, in its sole discretion, on or before the end of the Inspection Period. Notwithstanding the foregoing, real estate taxes not yet due and payable, tenants under Leases, licensees under the License Agreements, and any licensees under any Service Contracts not terminated as of Closing shall be a Permitted Exception whether or not approved, or deemed approved, by Buyer.

5.5 Title Insurance. Except as otherwise agreed to in writing by Buyer, Title to the Property shall be evidenced by a CLTA Standard Coverage Owner’s Policy of Title Insurance identifying Buyer as the named insured, with coverage in the amount of the Purchase Price, subject only to the Permitted Exceptions and containing such endorsements as Buyer may reasonably require (the “Title Policy”). The cost of the Title Policy will be paid in accordance with Section 1.2 hereof. Seller shall execute an Owner’s Affidavit that is satisfactory to Seller in Seller’s sole but good faith judgment, Statement of Information or similar documentation required by the Escrow Agent or the Title Company to provide the Title Policy to Buyer and to consummate the transaction as contemplated hereunder.

ARTICLE 6

OPERATIONS AND RISK OF LOSS

6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Leases, Service Contracts and License Agreements. Seller will perform its material obligations under the Leases, Service Contracts and License Agreements.

6.1.2 New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on no more than thirty (30) days’ prior notice.

6.1.3 Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as existed as the removed item of Tangible Personal Property.

6.1.4 Leasing and License Agreements. Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement without providing Buyer (i) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, financial information of the tenant and/or licensee, as applicable, and Leasing/Licensing Costs, to the extent in Seller’s possession, and (ii) as to any such amendment or termination of a Lease or License Agreement or new Lease or new License Agreement which is to be executed after the expiration of the Inspection Period, Seller’s request for Buyer’s approval thereof, subject to Buyer’s sole discretion. If Buyer’s consent is requested by Seller as to any amendment or termination of a Lease or License Agreement or new Lease or new License Agreement, Buyer agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or License Agreement or new Lease or new License Agreement within three (3) business days after Buyer’s receipt of the items in (i) and (ii) of this Section 6.1.4. If Buyer does not respond to Seller’s request within such time period, then Buyer will be deemed to have approved such amendment, termination or new Lease or new License Agreement. Buyer’s approval rights and obligations will vary depending on whether the request for approval from Seller is delivered to Buyer before or after the expiration of the Inspection Period, as follows:

(a) With respect to a request for approval delivered by Seller to Buyer before the expiration of the Inspection Period, Buyer’s consent shall not be required.

(b) With respect to a request for approval delivered by Seller to Buyer after the expiration of the Inspection Period, Buyer may withhold its consent at its sole discretion, and Seller may not amend or terminate a Lease or License Agreement or enter into a new Lease or new License Agreement without Buyer’s written consent.

6.2 Damage. If prior to Closing the Real Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs (both of which shall be supported by independent third party reports) and will promptly provide Buyer written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material. In the event of any Material Damage to or destruction of the Real Property or any portion thereof prior to Closing, Seller shall promptly deliver written notice to Buyer, and Buyer may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of fifteen (15) days after the date Seller delivers the Casualty Notice to Buyer (and if necessary, the Closing Date shall be extended to give the parties the full fifteen (15) day period to make such election). Upon any such termination, the Earnest Money shall be returned to Buyer and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Buyer does not terminate this Agreement within said fifteen (15) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Buyer, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Buyer shall assume full responsibility for all needed repairs, and Buyer shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (i) the cost of repair or (ii) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s and Buyer’s reasonable estimation, exceeds Five Hundred Thousand Dollars ($500,000) (with respect to any of the Improvements on any of the Real Property) to repair.

6.2.2 Not Material. If the Real Property is not Materially Damaged, then neither Buyer nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Buyer, or (ii) credit Buyer at Closing for the reasonable cost to complete the repair in such manner so as to restore the damaged portion of the Property substantially to its previous condition (in which case Seller shall retain all insurance proceeds and Buyer shall assume full responsibility for all needed repairs).

6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, then Buyer may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Buyer of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full ten (10) day period to make such election), either: (i) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter.

If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected option (ii) above. Notwithstanding the foregoing to the contrary, Buyer shall not terminate this Agreement unless such eminent domain proceeding would prevent access to any of the Improvements on any of the Real Property, reduce available parking with respect to any of the Improvements on any of the Real Property below that is required by applicable laws or any Permitted Exceptions, result in the termination of any Lease, or result in a condemnation award reasonably estimated to exceed Five Hundred Thousand Dollars ($500,000) (with respect to any of the Improvements on the Real Property).

ARTICLE 7

CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Buyer). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Buyer and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date (provided, however, if Buyer is aware that any of Seller’s representations and warranties are not true and correct in all material respects prior to the end of the Inspection Period but Buyer nevertheless did not terminate this Agreement pursuant to Section 4.5 above, the accuracy of such representations and warranties shall no longer be a condition to Buyer’s obligation to purchase the Property hereunder);

7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing;

7.2.3 Title. The Title Company shall be unconditionally and irrevocably committed to issue the Title Policy, subject only to the payment of its regularly scheduled premium and the performance of all other obligations of Buyer required for the issuance thereof;

7.2.4 Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, actually filed against the other party that would (i) prevent such party from performing its obligations under this Agreement, or (ii) except for any matters disclosed to Buyer in the Property Documents, materially and adversely affect the operation or value of the Property; and

7.2.5 Anti-Terrorism/Anti-Money Laundering Compliance. Seller shall be satisfied that none of Buyer or any of its affiliates is listed on any Government Lists and that the sale of the Property to Buyer will not result in a violation of the Patriot Act, any OFAC Laws and

Regulations or any other anti-terrorism or anti-money laundering laws and regulations, including, without limitation, the Bank Secrecy Act, as amended and the Money Laundering Control Act of 1986, as amended. Buyer shall deliver to Seller upon Seller’s request from time to time such information requested by Seller regarding the identity of Buyer and the source of its funds in this transaction in order for Seller to comply with its customer identification programs established pursuant to the Patriot Act, the OFAC Laws and Regulations and such other anti-terrorism and anti-money laundering laws and regulations.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 Deed. A grant deed in the form of Exhibit C attached hereto (the “Deed”) executed and acknowledged by Seller, conveying to Buyer Seller’s interest in the Real Property;

7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases, License Agreements and Contracts in the form of Exhibit D attached hereto (the “Assignment”), executed by Seller, vesting in Buyer, without warranty, Seller’s right, title and interest in and to the property described therein;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 Non-Foreign Certificate. An affidavit as required by the Foreign Investors Real Property Tax Act, as amended, and the California Revenue and Taxation Code Section 18805 et seq., in the form of Exhibit E and Exhibit F, respectively, attached hereto, executed by Seller;

7.3.5 Tenant Notice. A notice to each tenant in the form of Exhibit G (“Tenant Notice”), duly executed by Seller, informing the tenant of the change of ownership of the Property and a transfer of such tenant’s security deposit (if any) to such new owner. Buyer shall promptly provide to Seller all necessary information regarding the Buyer required to complete the Tenant Notices.

7.3.6 Tenant Estoppel. The original Estoppel Certificates, and any Seller Estoppel Certificates.

7.3.7 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4 Buyer’s Deliveries in Escrow. As of or prior to the Closing Date, Buyer shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed by Buyer;

7.4.2 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Buyer by applicable state and local law in connection with the conveyance of Real Property; and

7.4.3 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).

7.5 Closing Statements. As of or prior to the Closing Date, Seller and Buyer shall deposit with Escrow Agent executed pro forma closing statements consistent with this Agreement in the form required by Escrow Agent. At least three (3) business days prior to the Closing Date, Buyer and Seller shall cooperate with each other and Escrow Agent to cause Escrow Agent to deliver drafts of the closing statements to Buyer and Seller for review and comment so that the final pro forma closing statements can be executed by the Closing Date as required hereinabove.

7.6 Purchase Price. On or before one (1) business day prior to the Closing Date, Buyer shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer).

7.7 Possession. Seller shall deliver possession of the Real Property and Tangible Personal Property to Buyer at the Closing.

7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Buyer’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: Leases, Lease files, and original executed tenant estoppels tenant estoppels required to be delivered by Seller pursuant to Section 4.4; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants, licensees and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.

ARTICLE 8

PRORATIONS; DEPOSITS; COMMISSIONS

8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Buyer from and after (but including) the date of Closing: Tenant Receivables (as defined below) and other income and rents; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then current calendar year of Closing. Specifically, the following shall apply to such prorations:

8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any real property taxes and assessments arising out of the sale of the Real Property to Buyer (or its assignee) or a subsequent sale or change in ownership thereafter, and/or arising out of any construction pertaining to the Real Property following the Closing, shall be paid by Buyer when assessed (which obligation shall survive the Closing).

8.1.2 Utilities. Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall endeavor to have all utility meters read as of the Closing Date. Seller shall be entitled to receive a credit on the closing statement described in Section 7.5 above for any and all deposits held by any utility company as of the Closing.

8.1.3 Tenant Receivables. Rents due from tenants under Leases, license fees and payments due from licensees under the License Agreements, and operating expenses and/or taxes payable by tenants under Leases and licensees under the License Agreements, and as to each, to the extent not yet received as of the Closing Date (collectively, “Tenant Receivables”) shall be apportioned on the basis of the period for which the same is payable as follows:

(a) Buyer shall apply rent, license fees and other income and payments received from tenants under Leases and licensees under the License Agreements after Closing in the following order of priority: (i) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Buyer and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (ii) second, to all Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Buyer; and (iii) thereafter, to those delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing, and specifically identified on the accounts receivable report or Rent Roll provided as part of Exhibit B, as the same may be updated prior to Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one (1) year after Closing without prejudice to Seller’s rights or Buyer’s obligations hereunder; provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other “landlord” or “licensor” remedy (as set forth in such tenant’s Lease or such licensee’s License Agreement, as the case may be) against such tenant or licensee other than to sue for collection. Any sums received by Buyer to which Seller is entitled shall be held in trust for Seller on account of such past due rents and license fees payable to Seller, and Buyer shall remit to Seller any such sums received by Buyer to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Buyer that portion of the monies so received by Seller to which Buyer is entitled within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Buyer covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Section 8.1.3(a) shall survive the Closing for one (1) year.

(b) Without limiting the generality of the requirements of Section 8.1.3(a)(ii) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Leases and/or License Agreements shows that a net amount is owed by Seller to Buyer, Buyer’s pro rata portion shall be paid by Seller to Buyer within ten (10) business days of such final determination under the Leases or License Agreements, as the case may be. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Buyer to Seller, Buyer shall, within ten (10) business days of such final determination, remit to Seller Seller’s portion of operating expenses and/or taxes for the period up to and including the Closing Date, if, as and when received. Buyer agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Section 8.1.3(b) shall survive the Closing.

8.2 Leasing/Licensing Costs. Seller agrees to pay or discharge at or prior to Closing all brokerage commissions, costs for tenant improvements, legal fees and other costs and expenses (collectively, “Leasing/Licensing Costs”) that have not been approved in writing, or deemed approved, by Buyer pursuant to Section 6.1.4 and are due and payable as of the Closing Date with respect to Leases and License Agreements in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and as of the Closing, Buyer shall assume the obligation to pay, (i) all Leasing/Licensing Costs payable with respect to any option to renew or option to expand that has not been exercised as of or prior to the Effective Date, and (ii) all Leasing/Licensing Costs incurred with respect to Leases and License Agreements and renewals, extensions, amendments and terminations thereof executed subsequent to the Effective Date and which have been approved in writing, or deemed approved, by Buyer pursuant to Section 6.1.4, which obligation shall survive the Closing. If prior to the Closing Seller has paid any of the Leasing/Licensing Costs for which Buyer is obligated to pay pursuant to subsections (i) and (ii) immediately above, then on the Closing Buyer shall reimburse Seller through Escrow for such costs so paid by Seller.

8.3 Closing Costs. Closing costs shall be allocated between Seller and Buyer in accordance with Section 1.2.

8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing; provided, however, such final adjustment shall be made by the date which is six (6) months after the Closing (or with respect to the reconciliation of operating expenses and taxes under the Leases and License Agreements discussed in Section 8.1.3(b) above, by the date which is ninety (90) days after the end of the calendar year in which the Closing occurs). Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

8.5 Security Deposits. All Security Deposits not applied by Seller shall be transferred or credited to Buyer at Closing. As of the Closing, Buyer shall assume Seller’s obligations related to the Security Deposits, but only to the extent they are credited or transferred to Buyer.

8.6 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker shall share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Buyer. Other than as stated above in this Section 8.6, Seller and Buyer each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Buyer, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

8.7 Payment of Taxes. Notwithstanding any term of Section 8.1 to the contrary, Seller’s account shall be credited for all amounts of taxes relating to the period prior to the date of Closing which are either (a) to be paid by tenants or licensees directly to the taxing authorities, and/or (b) to be paid by tenants or licensees to the Seller, not as part of the Tenant Receivables, but instead in installment payments in accordance with the terms of the applicable Leases or License Agreements, as applicable, provided Seller has not been paid such amounts or otherwise credited for such amounts prior to the Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or the right, power or authority of Seller to enter into and perform this Agreement in accordance with its terms, or which question the validity or enforceability of this Agreement or of any action taken by Seller in accordance with this Agreement, in any court or before any governmental authority.

9.1.3 Notices from Governmental Authorities. To Seller’s knowledge, except as otherwise described in the Property Documents, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, or that eminent domain proceedings for the condemnation of the Property or any portion thereof.

9.1.4 Options or ROFR. Except as otherwise disclosed in writing to Buyer, to the best of Seller’s knowledge, Seller is not aware of any other contracts for the sale of the Property, rights of first refusal, or options for the Property active or pending, nor does there exist any right of first refusal, right of first offer, option or similar right related to or applicable to the purchase of the Property.

9.1.5 Rent Roll. The Rent Roll is accurate in all material respects as of the date hereof, and, except as specifically noted in writing in the tenant estoppels, each of the tenant Leases is in full force and effect.

9.1.6 Contracts. To the best of Seller’s knowledge, there are no other material contracts or agreements related to the Property which cannot be terminated on thirty (30) days notice or which will survive Closing other than those listed on Exhibit “B”.

9.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

9.2.1 Organization and Authority. Buyer has been duly organized, is validly existing and is in good standing in the state in which it is formed. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Actions. There is no agreement to which Buyer is a party or, to Buyer’s knowledge, binding on Buyer which is in conflict with this Agreement. To Buyer’s knowledge, there is no action or proceeding pending or threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

9.2.3 Anti-Terrorism/Anti-Money Laundering. Neither Buyer nor any of its affiliates (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (iii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (iv) is currently under investigation by any governmental authority for alleged criminal activity. Buyer has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Buyer or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

9.2.4 Bankruptcy/Insolvency. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against Buyer, nor are any of such proceedings contemplated by Buyer.

9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Mr. Donald Ankeny (the “Knowledge Party”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of the Knowledge Party or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period; and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $50,000. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Furthermore, Buyer agrees that the post Closing maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Agreement is limited to $500,000. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

9.4 SEC Compliance Cooperation. Seller acknowledges that Buyer must comply with certain acquisition audit or disclosure requirements pursuant to rules and regulations of the United States Security and Exchange Commission (“SEC”). Accordingly, prior to the end of the Inspection Period, Seller agrees to reasonably cooperate with Buyer at no cost, expense or liability to Seller and to make available to Buyer such Property records (other than Excluded Documents) as may be necessary to permit Buyer to comply with SEC requirements and described on Exhibit J (the “Audit Documents”).

ARTICLE 10

DEFAULT AND REMEDIES

10.1 Seller’s Remedies. IF BUYER FAILS TO PERFORM ITS OBLIGATIONS PURSUANT TO THIS AGREEMENT AT OR PRIOR TO CLOSING FOR ANY REASON EXCEPT DEFAULT BY SELLER OF ITS OBLIGATIONS HEREUNDER, OR IF PRIOR TO CLOSING ANY ONE OR MORE OF BUYER’S REPRESENTATIONS OR WARRANTIES ARE BREACHED IN ANY MATERIAL RESPECT, SELLER SHALL BE ENTITLED, AS ITS SOLE REMEDY (EXCEPT AS PROVIDED IN SECTIONS 4.11, 8.6, 10.3 AND 10.4 HEREOF), TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST BUYER HEREUNDER. SELLER AND BUYER AGREE THAT SELLER’S DAMAGES RESULTING FROM BUYER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING ANYTHING IN THIS SECTION 10.1 TO THE CONTRARY, IN THE EVENT OF BUYER’S DEFAULT OR A TERMINATION OF THIS AGREEMENT, SELLER SHALL HAVE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY IN THE EVENT BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER AND WHO IS ACTING AT BUYER’S DIRECTION, IS ASSERTING ANY CLAIMS OR RIGHT TO THE PROPERTY THAT WOULD OTHERWISE DELAY OR PREVENT SELLER FROM HAVING CLEAR, INDEFEASIBLE AND MARKETABLE TITLE TO THE PROPERTY. IN ALL OTHER EVENTS SELLER’S REMEDIES SHALL BE LIMITED TO THOSE DESCRIBED IN THIS SECTION 10.1 AND SECTIONS 4.11, 8.6, 10.3 AND 10.4 HEREOF. IF CLOSING IS CONSUMMATED, SELLER SHALL HAVE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY IN THE EVENT BUYER FAILS TO PERFORM ANY OBLIGATION OF BUYER UNDER THIS AGREEMENT.

Buyer Initials: /s/ JM	Seller Initials: /s/ DA

10.2 Buyer’s Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Buyer to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect and Buyer was not aware of such breach of such representations and warranties prior to the end of the Inspection Period, then, Buyer shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, in addition to Buyer’s actual out-of-pocket costs, not to exceed an aggregate of $50,000.00, (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before thirty (30) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within ninety (90) days following the scheduled Closing Date. Buyer’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including reasonable attorneys’ fees, incurred in connection with such transaction.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the PTR.

ARTICLE 11

DISCLAIMERS; RELEASE AND INDEMNITY

11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller has not at any time made and are not now making, and they specifically disclaim, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining Property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is”. Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Buyer at Closing. Except as expressly set forth in this Agreement, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Buyer will conduct such inspections and investigations of the Property as Buyer deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Buyer’s inspections and investigations.

Buyer’s Initials: JM

11.3 Seller Released from Liability. Buyer acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Buyer deems necessary, and Buyer hereby forever releases and discharges Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended (“CERCLA”), regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller. Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.

Buyer further hereby WAIVES (and by closing this transaction will be deemed to have waived) any and all objections to or complaints regarding (including, but not limited to, federal, state and common law based actions), or any private right of action under, state and federal law to which the Property is or may be subject, including, but not limited to, CERCLA, Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended (“RCRA”), physical characteristics and existing conditions, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

Buyer’s Initials: JM

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material” means “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible, and infectious materials.

11.5 Condition Precedent. In the event that subsequent to the execution of this Agreement, Seller obtains knowledge of, or Buyer’s inspection of the Property reveals, either (A) the presence of any Hazardous Materials or the violation or potential violation of any Environmental Law or (B) any structural or other defect in the Improvements, whether or not in violation of any applicable law, ordinance, code, regulation or decree of any governmental authority having jurisdiction over the Property (collectively, a “Defective Condition”), which Seller, in its sole judgment, determines could constitute a potential liability to Seller after the Closing or should be remedied prior to the sale of the Property, Seller shall on or before the Closing Date, have the right to extend the Closing Date for the period of time necessary to complete such remediation at Seller’s sole cost and expense. Notwithstanding the foregoing, within five (5) business days following receipt of written notice from Seller hereunder, Buyer shall have the right to terminate this Agreement upon written notice to Seller, in which event the Deposit shall be refunded to Buyer and Seller shall reimburse Buyer for its actual out of pocket costs incurred, not to exceed the aggregate sum of $50,000, and neither party shall have any further right or obligation hereunder (except for the indemnity obligations of Buyer to Seller as set forth in this Agreement, which shall survive the cancellation of this Agreement). Buyer understands that Seller may elect in its sole discretion to obtain its own new or updated environmental assessments at Seller’s cost in furtherance of its rights under this Section 11.5. The terms of this Section 11.5 are solely for the benefit of Seller. Buyer shall have no additional right or remedy hereunder as a result of the exercise by Seller of its rights under this Section 11.5.

11.6 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing for a period of six (6) months and shall not merge with the provisions of any closing documents.

Buyer acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Buyer for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12

MISCELLANEOUS

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Buyer may only assign its rights under this Agreement upon the following conditions: (i) the assignee of Buyer must be an affiliate of Buyer or an entity controlling, controlled by, or under common control with Buyer; (ii) all of the Earnest Money must have been delivered in accordance herewith; (iii) the Inspection Period shall be deemed to have ended; (iv) the assignee of Buyer shall assume all obligations of Buyer hereunder, but Buyer shall remain primarily liable for the performance of Buyer’s obligations; (v) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) days prior to Closing; and (vi) there shall be no increase or “mark up” of the Purchase Price.

12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.7 Time. Time is of the essence in the performance of this Agreement.

12.8 Confidentiality. Buyer and Seller shall make no public announcement or disclosure of any information related to this Agreement or transaction contemplated herein, to outside brokers or any third parties, before or after Closing, without the prior written specific consent of the other party; provided, however, that Buyer may, subject to the provisions of Section 4.8, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Buyer. Notwithstanding the foregoing or anything contained herein to the contrary, Seller shall be permitted to make disclosures of information related to this Agreement, without the consent of Buyer, to its affiliates, employees, officers, directors, investors (prospective and current), agents, lenders, consultants, advisors and Seller’s affiliates’ employees, officers, directors, investors (prospective and current), agents, lenders, consultants and advisors. The provisions of this Section 12.8 shall survive the termination of this Agreement. This Section 12.8 and the requirements hereof shall also specifically survive the Closing.

12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, or (iii) by personal delivery. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. California time of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

12.13 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Buyer without the prior written consent of Seller shall constitute a default hereunder by Buyer, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.

12.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

12.15 Discharge of Obligations. The acceptance of the Deed by Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant or licensee of the Property may enforce Buyer’s indemnity obligation under Section 4.11 hereof, to the extent provided therein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“Seller”	DUNE-WESTCORE GBP, LLC, a Delaware limited liability company

	By:	WP GBP, LLC, a Delaware limited liability company, its Administrative Member

		By:	MRB Manager, LLC, a Delaware limited liability company, its Manager

			By:	/s/ Donald Ankeny
			Name:	Donald Ankeny
			Title:	Authorized Officer

“Buyer”	TERRENO REALTY, LLC, a Delaware limited liability company

	By:	Terreno Realty Corporation, a Maryland corporation. Sole Member

		By:	/s/ John T. Meyer
John T. Meyer, Senior Vice President

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JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

Dated: May 7, 2012	FIRST AMERICAN TITLE INSURANCE COMPANY, a California Corporation

	By:	/s/ Serena Hong
	Name:	Serena Hong
	Title:	Escrow Agent

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